EXHIBIT 5.1


August 20, 1997


The Board of Directors
The Walt Disney Company
500 South Buena Vista Street
Burbank, California  91521


                  The Walt Disney Company Investment Plan
          Registration on Form S-3 (the "Registration Statement")


Ladies and Gentlemen:

I have acted as counsel for The Walt Disney Company, a Delaware corporation (the "Company"), in connection with the proposed offering and sale of up to 10,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to The Walt Disney Company Investment Plan (the "Plan").

In reaching the conclusions expressed in this opinion, I have examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I have deemed necessary or appropriate, relied upon the accuracy of facts and information set forth in all such documents, and assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing, I am of the opinion that the Shares to be sold have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and the Prospectus constituting a part hereof under the caption "Legal Matters."

Very truly yours,



/s/ David K. Thompson